Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-205883-03

and 333-205883

$1.50BN Honda Auto Receivables Owner Trust (HAROT) 2016-3 ***Priced***

Joint Bookrunners: Citi(str.), BNP Paribas, and Société Générale

Co-Managers: Barclays, BNY Mellon, HSBC, Lloyds

***Capital Structure***

CLS	AMT($MM)	WAL	Moody’s/SP*	WIN	BENCH	LAUNCH	Yld	CPN	Price
A-1	275.00	0.23	P-1/A-1+	1-5	Yield	0.64%	0.640	0.64	100.00000
A-2	500.00	0.86	Aaa/AAA	5-16	EDSF	+16	1.018	1.01	99.99502
A-3	550.00	1.97	Aaa/AAA	16-34	EDSF	+21	1.170	1.16	99.98609
A-4	175.00	3.02	Aaa/AAA	34-37	iSwaps	+32	1.342	1.33	99.97554

* Expected Ratings

BBG Ticker	:	HAROT 2016-3
Exp. Ratings	:	Moody's/S&P
Px Speed	:	1.3% ABS 10% call
Format	:	Public/SEC-registered
Settle	:	8/23/2016
First Pay	:	9/19/2016
Payment Date	:	Monthly on the 18th (or next business day)
Min Denoms	:	$1k x $1k
Bill & Deliver	:	Citi
Delivery	:	DTC, Euroclear, Clearstream
ERISA	:	Yes

CUSIP:

A1: 438124AA7

A2: 438124AB5

A3: 438124AC3

A4: 438124AD1

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.